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[OMNI ENERGY SERVICES CORP. LOGO]          NEWS RELEASE              Nasdaq:OMNI

4500 NE Evangeline Thwy - Carencro, LA 70520 - Phone - 337-896-6664 - Fax 337-896-6655

FOR IMMEDIATE RELEASE                                                  NO. 04-10

FOR MORE INFORMATION CONTACT: G. Darcy Klug, Chief Financial Officer
PHONE: (337) 896-6664

            OMNI ISSUES $5.05 MILLION OF 6.5% CONVERTIBLE DEBENTURES
                   Company Secures Additional Working Capital

         CARENCRO, LA - APRIL 15, 2004 - OMNI ENERGY SERVICES CORP. (NASDAQ NM:
OMNI), announced today it has entered into an agreement to issue $5.05 million of 6.5% Convertible Debentures (the "Debentures") to funds managed by Gemini Investment Strategies, LLC and two other institutional investors. The Debentures mature in April 2007, include a conversion rate of $7.20 per share and, if converted, are convertible into approximately 700,000 shares of OMNI common stock. The Company will initially use the proceeds for working capital purposes.

         Under the terms of the agreement, the holders of the Debentures will also have the right to require the repayment or conversion of up to $4.419 million of the Debentures earlier than maturity ("Put Option"). The Put Option can be exercised in ten consecutive and equal monthly installments commencing the first (or second depending on effective registration date) full month following the date on which a registration statement filed with the Securities and Exchange Commission to register the underlying common shares is declared effective. Upon receipt by OMNI of the debenture holders' intent to exercise the Put Option, the Company will have the irrevocable option to deliver cash or common stock with respect to the Put Option. If the Company elects to pay the Put Option with common stock, the underlying shares will be valued at a 12.5% discount to the average trading price of OMNI common stock for the applicable pricing period, as defined by the agreement.

         The Company also issued Warrants representing the right to purchase in the aggregate 151,500 shares of common stock with an exercise price of $9.00 per share (subject to adjustment as provided therein). The Warrants may be exercised at any time beginning on the date that is six months and one day after the date the warrants are issued. The Warrants may not be exercised after the fifth anniversary of the date the Warrants become exercisable.

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business units: Seismic Drilling, Helicopter Support, Permitting and Seismic Survey. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution and other risks detailed in the Company's filings with the Securities and Exchange Commission.